Exhibit 99.1

CEVA Announces Record Revenues for the Fourth Quarter, Schedules Fourth Quarter and Year End

2016 Earnings Release and Conference Call

MOUNTAIN VIEW, Calif. – January 09, 2017 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced that its revenues for the fourth quarter of 2016 are approximately $21.2 million, an all-time high, and above the high end of the company’s previously issued revenue guidance of $18.5 to $19.5 million. Earnings per share exceeded the previously stated guidance range of 15-17 cents on a GAAP basis and 24-26 cents on a non-GAAP basis (*). Strong licensing demand across the CEVA technology portfolio generated more than $8 million in licensing revenue for the quarter. On royalties, a one-time catch-up payment of approximately $1.1 million from a handset baseband customer relating to prior quarters, along with good demand for CEVA-powered products, drove royalty revenue close to $13 million for the quarter.

The company will release its full fourth quarter and year end 2016 results on February 1, 2017 before the NASDAQ market opens. Following the release, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)
•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/19106. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10098567) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 08, 2017. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

(*) Non-GAAP EPS guidance for the fourth quarter of 2016 excluded $1.5 million of equity-based compensation expense, net of taxes, and $0.3 million of amortization expenses, net of taxes.

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About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging, computer vision and deep learning for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

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